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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                      WILLIAMS COMMUNICATIONS GROUP, INC.
                      -----------------------------------
                                (NAME OF ISSUER)

                     CLASS A COMMON STOCK, PAR VALUE $0.01
                     -------------------------------------
                        (TITLE OF CLASS AND SECURITIES)

                                  969455 10 4
                                  -----------
                                 (CUSIP NUMBER)

                                 April 23, 2001
                                 --------------
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

     ( )  RULE 13d-1(b)

     ( )  RULE 13d-1(c)

     (X)  RULE 13d-1(d)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


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CUSIP NO.  969455 10 4                                             Page 2 of 5


                                  SCHEDULE 13G

(1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     THE WILLIAMS COMPANIES, INC.
     73-0569878
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)  ( )
                                                            (b)  ( )
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                           (5)  SOLE VOTING POWER
           NUMBER OF            21,200,857
            SHARES         ----------------------------------------------------
         BENEFICIALLY      (6)  SHARED VOTING POWER
           OWNED BY
             EACH          ----------------------------------------------------
           REPORTING       (7)  SOLE DISPOSITIVE POWER
            PERSON              21,200,857
             WITH          ----------------------------------------------------
                           (8)  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       21,200,857 SHARES OF CLASS A COMMON STOCK
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.3%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       HC
--------------------------------------------------------------------------------




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CUSIP NO.  969455 10 4                                             Page 3 of 5


Answer every item. If an item is inapplicable or the answer is in the negative, so state.

ITEM 1(a) Name of Issuer:

WILLIAMS COMMUNICATIONS GROUP, INC.

ITEM 1(b) Address of Issuer's Principal Executive Offices:

ONE WILLIAMS CENTER
TULSA OK 74172

ITEM 2(a) Name of Person Filing:

THE WILLIAMS COMPANIES, INC.

ITEM 2(b) Address of Principal Business Office or, if None, Residence:

ONE WILLIAMS CENTER
TULSA OK 74172

ITEM 2(e) Citizenship:

DELAWARE

ITEM 2(d) Title of Class of Securities:

CLASS A COMMON STOCK

ITEM 2(e) CUSIP Number:

969455 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-i(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or dealer registered under Section 15 of the Exchange Act

     (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
          Act.


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CUSIP NO.  969455 10 4                                             Page 4 of 5

     (d) [ ] Investment company registered under Secti6n 8 of the Investment Company Act.

     (e)  [ ] An investment adviser in accordance with Rule 13d-1 (b)(1)(ii)(E);

     (f)  [ ] An employee benefit plan or endowment fund in accordance with Rule

     (g) [ ] A parent holding company or control person in Accordance with Rule l3d- 1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an Investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [ ] Group, in accordance with Rule 13d-l(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1

       (a)    Amount beneficially owned: 21,200,857 shares

       (b)    Percent of class: 4.3%

       (c)    Number of shares as to which the person has:

       (i)    Sole power to vote or to direct the vote: 21,200,857 shares

       (ii)   Shared power to vote or to direct the vote N/A.

       (iii) Sole power to dispose or to direct the disposition of 21,200,857 shares

       (iv)   Shared power to dispose or to direct the disposition of N/A.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).



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CUSIP NO.  969455 10 4                                             Page 5 of 5


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

N/A

ITEM 10. CERTIFICATIONS.

N/A

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                May 8, 2001
                                                (Date)

                                                /s/ Suzanne H. Costin
                                                -------------------------------
                                                (Signature)
                                                Suzanne H. Costin
                                                Secretary
                                                (Name and Title)